                                                                    Exhibit 8.2

                       [Deloitte & Touche LLP Letterhead]

                            Private and Confidential

                                                                October 30, 2001

Mr. Michael J. Janosco Jr., CPA
Westfield Mutual Holding Company
Chief Financial Officer
141 Elm Street
Westfield, MA 01086

Dear Mr. Janosco:

This is in reply to your request for an opinion regarding whether a contribution of Westfield Bank to Westfield Financial, Inc., results in a taxable event pursuant to the State of Massachusetts General laws.

In rendering this opinion, we have reviewed and relied upon, among other things:

(a) the facts, representations, and assumptions summarized below;

(b) Prospectus Draft from Thacher Proffitt &Wood dated August 3, 2001;

(c) Opinion from Thacher Proffitt & Wood with respect to the federal income tax consequences of the transaction;

(d) various authority including the State of Massachusetts General Laws, State of Massachusetts regulations and applicable case law.

FACTS

On June 19, 2001, Westfield Mutual Holding Company's Board of Trustees unanimously adopted a plan of reorganization and minority stock issuance pursuant to which Westfield Mutual Holding Company, a Massachusetts chartered mutual holding company, electing to be taxed as a Massachusetts security corporation [1], will form Westfield Financial, Inc., a Massachusetts chartered stock holding company, which will be taxed as a financial institution for Massachusetts corporate excise tax purposes. Westfield Mutual Holding Company will contribute one hundred percent of the stock of Westfield Bank, a Massachusetts chartered stock Savings Bank to Westfield Financial, Inc. Westfield Financial, Inc. will sell up to forty-seven


_______________________________
[1] MGL C 63 s 38B (b)
percent of its shares to qualifying depositors of Westfield Bank and tax qualified employee plans of Westfield Bank in a subscription offering and to certain other persons in a direct community offering and/or syndicated community offering. Westfield Mutual Holding Company will own at least fifty-three percent of the outstanding common stock of Westfield Financial, Inc. after the sale of stock to the above individuals. Westfield Financial, Inc. will continue to own one hundred percent of the stock of Westfield Bank.

ISSUE

Whether the contribution of Westfield Bank to Westfield Financial, Inc. results in a taxable event under Massachusetts General law?

CONCLUSION

It is our opinion that the contribution of Westfield Bank to Westfield Financial, Inc. as a non-taxable event should be sustained on its merits if challenged by the Massachusetts Department of Revenue (MDOR). Our opinion assumes that the above transaction is properly treated as non-taxable for federal income tax purposes. The basis of our opinion is that the State of Massachusetts uses federal taxable income as the starting point for the computation of the Massachusetts tax base. There currently is no provision of Massachusetts General law that modifies the federal recognition or non-recognition rules applicable to the transaction described above.

LAW AND ANALYSIS

In general, a transfer to a corporation controlled by a transferor is a tax-free transaction under federal income tax law if the consideration for the transfer consists primarily of stock in such corporation.[2] In our situation, Westfield Mutual Holding Company will transfer one hundred percent of the capital stock of Westfield Bank to Westfield Financial, Inc. in exchange for the common stock of Westfield Financial, Inc. Assuming that all requirements for a tax-free capital transfer are met pursuant to the Internal Revenue code of 1986, as amended (the code), Westfield Mutual Holding Company and Westfield Financial will only recognize gain (but not loss) to the extent that they receive consideration other than stock.[3] Per the Thacher Proffitt & Wood federal income tax opinion letter, the code section 351 requirements have been met and no gain or loss will be recognized for federal income tax purposes. If the requirements are not met, then the transfers are treated for federal income tax purposes in the same manner as any other taxable sale or exchange, with the sellers' gain or loss being the difference between their amount realized on the sale and the adjusted basis of the property transferred.

In most cases, the gain or loss recognized for Massachusetts corporation business tax purposes is the same as the gain or loss recognized for federal income tax purposes. As noted in our conclusion, Massachusetts uses federal taxable income as the starting point for the computation of its tax base[4] and there is no provision of Massachusetts General laws that modify the federal

____________________________________
[2] IRC Sec. 351(a)
[3] IRC Sec. 351(b)
[4] Sec. 30(3), Ch. 63, G.L.

recognition or non-recognition rules applicable to capital transfers.[5] Although in most situations the gain or loss recognized for federal and Massachusetts purposes are identical, in some cases the amount of gain or loss reported for state purposes may differ from the federal amount due to differences between the state and federal basis of the sellers' assets.

However, as a general rule, a corporation's basis in its assets will be the same for Massachusetts purposes as it is for federal income tax purposes since there are no state depreciation or credit rules whose application would require an adjustment to federal basis for state purposes.[6]

According to the facts as presented, Westfield Financial, Inc. should not have any asset basis difference for Massachusetts and federal purposes. Therefore, the computation of gain for federal purposes and Massachusetts purposes should be identical.

LIMITATIONS

This opinion is based solely upon:

a) the representations, information, documents, and facts (representations) that we have included or referenced in this opinion letter;

b) our assumption (without independent verification) that all of the representations and all of the originals, copies, and signatures of documents reviewed by us are accurate, true, and authentic;

c) our assumption (without independent verification) that there will be timely execution, delivery of, and performance as required by the representations and documents;

d) the understanding that only the specific Massachusetts income tax issues and tax consequences opined upon herein are covered by this tax opinion, and no other state, federal, or local taxes of any kind are the subject of this opinion;

e) the law, regulations, cases, rulings, and other tax authority in effect as of the date of this letter. If there are any significant changes of the foregoing tax authorities (for which we shall have no responsibility to advise you), such changes may result in our opinion being rendered invalid or necessitate (upon your request) a reconsideration of the opinion;

f) your understanding that this opinion is not binding on the MDOR or the courts and should not be considered a representation, warranty, or guarantee that the MDOR or the courts will concur with our opinion; and

g) your understanding that this opinion letter is solely for your information and benefit, is limited to the described transaction, and may not be relied upon, distributed, disclosed, made available to, or copied by anyone, without prior written consent or as described herein.

_________________________

[5] Sec. 30(3), Ch. 63, G.L. (Business Corporations); Sec's 1,2,7, Ch 63 G.L. (Financial Institutions); Sec's 38B(b), 30(3) Massachusetts Security Corporations)
[6] Sec. 30(4), Ch. 63 G.L.

If you have any questions or concern with respect to this opinion or would like to discuss it further, please do not hesitate to contact John Niemiec at (609) 520-2068 or Dave Poetto at (860) 280-3014.


We hereby consent to the filing of this opinion as an exhibit to the registration statement on amendment number 2 to form S-1 to be filed with the Securities and Exchange Commission.


Very truly yours,

/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP